Exhibit 10.1

PRIVATE & CONFIDENTIAL

TERM SHEET ON THE PROPOSED 100% ACQUSITION OF NEW ENERGY ASIA PACIFIC INC. BY ALSET INC.

This confidential term sheet (“Term Sheet”) is legally binding and is intended to outline the terms and conditions and mutual understanding of the sale and purchase of New Energy Asia Pacific Inc.

PARTIES	1.	Alset Inc. (NASDAQ: AEI), a corporation of the State of Texas, with business identification number 803708026, having its office at 4800 Montgomery Lane, Suite 210, Bethesda, MD 20814 (hereinafter referred to as the “Buyer”);

	2.	Mr. Chan Heng Fai, an individual having its business address at 9 Temasek Boulevard #16-04, Suntec Tower Two, Singapore 038989 (hereinafter referred to as the “Seller”); and

	3.	New Energy Asia Pacific Inc., a corporation of the State of Nevada, with business identification number NV20232880885, having its office at 4800 Montgomery Lane, Suite 210, Bethesda, MD 20814 (hereinafter referred to as the “Target”).

	(The Buyer and the Seller shall each be known as a “Party”, and collectively the “Parties’’).

PURPOSE OF THE TERM SHEET	Subject to the terms and conditions as stated herein, the Buyer intends to acquire the Seller’s 100% of shares in the Target for either (i) US$83,000,000.00 (the “Proposed Consideration”); or (ii) such reduced amount if the number of valuation conducted by Valuescope (defined below) is lower than the Proposed Consideration (subject to the valuation number, such final amount shall be referred to as the “Consideration”), from the Seller (the “Proposed Acquisition”).

BACKGROUND INFORMATION	The Target focuses on making construction more sustainable by rolling out electric versions of traditional construction vehicles.

The Target owns approximately 41.5% ownership in New Energy Asia Pacific Limited, the Hong Kong operational entity.

In coming years, as electric heavy machinery joins the ranks of electric cars and public transportation as an eco-friendly alternative, the push for sustainable construction practices will naturally intensify.

For more information, please refer to the websites: - https://www.newenergyasiapacific.com/ - https://www.new-energyap.com/

PRIVATE & CONFIDENTIAL

CONSIDERATION	The Buyer has engaged Valuescope Inc., an independent third-party professional valuation firm (the “Valuescope”), to conduct an independent valuation on the Target and a fairness opinion for the Proposed Acquisition (the “Fairness Opinion”).

The Parties agree that should the valuation number be higher than the Proposed Consideration, the Seller agrees not to increase the Proposed Consideration.

The Parties further agree that should the valuation number be lower than the Proposed Consideration, the Seller agrees to reduce the Proposed Consideration accordingly to match the valuation number.

SATISFACTION OF THE CONSIDERATION	The Consideration should be satisfied through the issuance of a convertible promissory note (“Convertible Promissory Note”) from the Buyer.

The salient terms of the Convertible Promissory Note are as follows:

Principal Amount: The Consideration.

Interest Rate: One percent (1.0%).

Term: Five (5) years from the date of signing this Term Sheet.

Conversion Rate: US$3.00

Automatic Conversion: The Parties agree that on the fifth (5th) anniversary of the date of signing this Term Sheet (the “Maturity Date”), the outstanding principal and accrued interest payable thereon (if any) shall automatically be converted into the Buyer’s common stocks, at the Conversion Rate. Upon conversion, the Buyer shall issue and deliver to the Seller the number of common stocks equal to the outstanding principal and accrued interest divided by the Conversion Rate.

Prepayment: The Buyer shall have the right to prepay all or any portion of the principal and accrued interest, without premium or penalty, upon ten-(10)-day written notice to the Seller.

CONDITIONS PRECEDENT	The closing of the Proposed Acquisition is subject to:

	1.	All necessary regulatory approvals/clearances, if any, have been obtained;
	2.	Approvals of the Buyer’s shareholders have been obtained; and
	3.	The Fairness Opinion obtained from Valuescope.

CONFIDENTIALITY	To the extent permitted by law, the Parties agree to make necessary disclosures regarding the existence of this Term Sheet, as and when required. However, the terms and conditions in this Term Sheet will remain confidential, and shall not be disclosed to anyone, except to the Parties, investors and their respective legal advisors.

PRIVATE & CONFIDENTIAL

RIGHT OF FIRST REFUSAL	In the event if any Party wishes to dispose any of its shares of the Target (the “Sale Shares”),

	1.	The remaining Party shall have a prior right to buy such Sale Shares; and
	2.	Any offer from any third party (the “Outsider Party’’) to purchase the Sale Shares must include the condition that the Outsider Party agrees to become a party to definitive agreements which may subsequently be executed based on the frameworks set under this Term Sheet pursuant to the purchase of the Sale Shares.

SEVERABILITY	Each provision of this Term Sheet is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality, validity, or enforceability of the remainder of the Term Sheet.

BINDING EFFECT	This Term Sheet shall be legally binding and shall also be legally enforceable in accordance with its terms in any court of competent jurisdiction.

TERMINATION PERIOD	This Term Sheet will automatically terminate and be of no further force and effect upon mutual written consent of the Parties.

DEFINITIVE AGREEMENT	The Parties, if mutually agreeable, will enter into a definitive agreement (the “Definitive Agreement”) to be negotiated and entered into for this Proposed Acquisition as soon as practicable and in any event, no later than six (6) months from date of the signing of this Term Sheet.

The Parties may elect not to enter into a Definitive Agreement, in which event, the terms and conditions in this Term Sheet will prevail and have full effect as if a Definitive Agreement has been entered into.

COSTS AND EXPENSES	Each Party shall be responsible for its respective costs and expenses in relation to the preparation of this Term Sheet and Definitive Agreement, if any.

COUNTERPARTS	This Term Sheet and any amendments, if any, may be executed in several counterparts (including by facsimile), each of which shall be an original with the same effect as if the signatures thereto and hereto were part of the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

GOVERNING LAW AND DISPUTE RESOLUTION	This Term Sheet is governed by, and is to be interpreted and enforced in accordance with, the internal laws of the State of Texas applicable to contracts entered into and performed entirely within the State of Texas, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

We hereby acknowledge and agree the above terms and conditions:

Dated: May 8, 2025

ALSET INC.	MR CHAN HENG FAI

	/s/ Rongguo Wei	/s/ Chan Heng Fai
Name:	Rongguo Wei
Title:	CFO

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